Exhibit 3.53

ARTICLES OF ORGANIZATION

OF

PAETEC REALTY

(Under Section 203 of the Limited Liability Company Law)

FIRST:	The name of the limited liability company is PAETEC Realty LLC.

SECOND:	The county within the state in which the principal office of the limited liability company is to be located is Monroe County.

THIRD:	The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The post office address within this state to which the secretary of state shall mail a copy of any process served against him or her is 600 Willowbrook Office Park, Fairport, New York, 14450.

FOURTH:	The limited liability company will be managed by one or more managers.

IN WITNESS WHEREOF, this certificate has been subscribed this 26th day of January, 2010, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Courtney Alan Wellar
Courtney Alan Wellar, Organizer
Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202